UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 13, 2022

ALLISON TRANSMISSION HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35456	26-0414014
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Allison Way, Indianapolis, Indiana	46222
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (317) 242-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	ALSN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2022, the Compensation Committee (the “Committee”) of the Board of Directors of Allison Transmission Holdings, Inc. (“Holdings”) approved the Executive Change in Control and Severance Plan (the “Plan”), which provides severance benefits to senior level employees of Allison Transmission, Inc., a wholly owned subsidiary of Holdings (the “Company”) who the Committee designates as eligible to participate. The Committee designated each of Holdings’ currently employed named executive officers (including G. Frederick Bohley, the Senior Vice President, Chief Financial Officer and Treasurer, John M. Coll, the Senior Vice President, Global Marketing, Sales and Service and Eric C. Scroggins, the Vice President, General Counsel), other than the Chief Executive Officer, and certain other employees as eligible to participate in the Plan and each participant’s classification as a Tier 1 or Tier 2 participant, which determines the participant’s level of benefits and may be different for different types of terminations.

The Plan provides for payment of severance to a participant upon the termination of the participant’s employment without cause or the resignation of employment by the participant for good reason (a “qualifying termination”). Under the Plan, a Tier 2 participant who experiences a qualifying termination at any time or a Tier 1 participant who experiences a qualifying termination other than within two years after a change in control of Holdings (a “non-change in control qualifying termination”), is eligible to receive (i) a lump sum payment in an amount equal to (a) one-times annual base salary plus target bonus amount for Tier 1 participants (including Messrs. Bohley and Coll) or (b) one-times annual base salary plus a pro-rata target bonus amount for Tier 2 participants (including Mr. Scroggins for a non-change in control qualifying termination) and (ii) payment or reimbursement of premiums for continued group medical plan coverage for a period of up to one year. If a Tier 1 participant experiences a qualifying termination within two years after a change in control of Holdings (a “change in control qualifying termination”), the Tier 1 participant (including Messrs. Bohley, Coll and Scroggins) is eligible to receive (A) a lump sum payment in an amount equal to two-times annual base salary plus target bonus amount; (B) payment or reimbursement of premiums for continued group medical plan coverage for a period of up to two years and (C) accelerated vesting of all unvested equity or equity-based awards granted to the participant and the participant will have additional time to exercise stock options granted under Holdings’ equity compensation plans, provided that, unless a provision more favorable to the participant is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement. Participants are required to execute a general release of claims as a condition to receiving severance payments and benefits under the Plan and to comply with any non-competition, non-solicitation, non-disparagement and confidentiality agreements with the Company. In addition, eligible employees are required to enter into a participation agreement with the Company to be eligible to participate in the Plan, which provides that they will waive their rights to severance payments and benefits under existing severance arrangements, which for Messrs. Bohley, Coll and Scroggins, includes their Change in Control Severance Agreements with the Company.

The above description is qualified in its entirety by reference to the Executive Change in Control and Severance Plan which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Executive Change in Control and Severance Plan.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allison Transmission Holdings, Inc.
Date: July 19, 2022

	By:	/s/ Eric C. Scroggins
	Name:	Eric C. Scroggins
	Title:	Vice President, General Counsel